Exhibit 10.2(d)(ix)

PERFORMANCE CASH AWARD UNDER

THE CYTEC INDUSTRIES INC.

1993 STOCK AWARD AND INCENTIVE PLAN

January 27, 2010

Mr(s). ***********

Address ***********

****************

**********    *******

Performance Cash Award: $***,*** at target

Performance Period: January 1, 2012 to December 31, 2012

Dear Employee:

As a key employee of Cytec Industries Inc. (the “Company”), or of a subsidiary or affiliate of the Company, you have been granted by the Compensation and Management Development Committee (the “Committee”) of the Board of Directors for the one-year performance period indicated above a performance cash award, the base amount of which is equal to the amount set forth above (“Performance Cash”). This award is subject to the terms and conditions hereof and of the Company’s 1993 Stock Award and Incentive Plan (the “Plan”). Performance Cash is awarded pursuant to Section 6(j) of the Plan. Performance Cash, to the extent it becomes payable, will be paid as soon as practicable after determination that the award is payable. This award is not subject to Section 6A of the plan.

Certain restrictions with respect to this award include, but are not limited to, the following:

(1) Subject to Paragraphs (3) and (4) below, and subject to the attainment of performance goals as hereinafter provided, this award of Performance Cash shall vest effective as of January 1, 2013; provided that such vesting shall be subject to the further requirement that the Committee certify that the performance goals have been met.

(2) Performance goals, and the related payout matrix, for this award have been set by the Committee and will be advised to you in writing. The performance goals are based on 2012 adjusted EPS and 2012 ROIC. The Committee has the ability to change the performance goals at any time. Half of this Performance Cash award will vest in part, in full or in greater than the full amount if the performance goal for adjusted EPS is partly, fully, or more than fully achieved. The other half of this Performance Cash award will vest in part, in full or in greater than the full amount if the performance goal for ROIC is partly, fully or more than fully achieved. The maximum amount payable under this award, subject to paragraph (3), is twice the base amount specified at the head of this Agreement. The threshold amount payable if the minimum performance goal for adjusted EPS or ROIC is met is 25% of the base amount specified at the head of this Agreement for each performance goal. There is no minimum amount payable.

Performance Cash Award

January 27, 2010

(3) The Committee has reserved the discretion to adjust the amount payable under the ROIC component of this performance award to reflect the Company’s performance in increasing its ROIC relative to its peers over the period from 2009 through 2012. The Committee may adjust the amount of the ROIC component up or down by up to 27.5% of the base amount specified at the head of this Agreement (i.e., 55% of the base amount payable with respect to the ROIC component). If the amount of the ROIC component after such adjustment is negative, it will reduce the amount otherwise payable for the adjusted EPS component, provided the total amount payable under this award cannot be less than zero. The Committee shall determine the relevant peers and any appropriate adjustment in its sole discretion.

(4) This Award is not transferable otherwise than by will or by the laws of descent and distribution. Except as set forth in the preceding sentence, Performance Cash may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and any attempt to do so shall be void.

(5) Performance Cash shall not bear any interest.

(6) If your employment with the Company or a subsidiary or affiliate terminates on or prior to the end of the performance period, all unvested Performance Cash shall be forfeited, except as provided in paragraph (7) below.

(7) If your employment with the Company or a subsidiary or affiliate terminates by reason of your (i) death, (ii) disability as defined in the Company’s Long-Term Disability Plan, (iii) retirement on or after your 60th birthday, or (iv) under other circumstances determined by the Committee to be not contrary to the best interest of the Company, then, subject to paragraph (8), if such termination occurs in 2012, your Performance Cash award shall not be forfeited by reason of such termination of employment; and if your employment so terminates in 2011, two-thirds of said award shall not be so forfeited; and if your employment so terminates in 2010, one-third of said award shall not be so forfeited.

(8) In the event that you compete, or you commence employment with or otherwise provide service to any person or entity which competes, with the Company or any of its subsidiaries or affiliates anywhere in the world in the research and development, manufacture, distribution or sale of any specialty chemicals or materials as determined by the Board of Directors in its sole discretion, unless approved in writing by the then Chief Executive Officer of the Company, this award shall forthwith terminate.

(9) As provided in the Plan, and in the Committee’s “Target Document,” upon the occurrence of a “change in control,” the maximum amount of all unvested (and not previously forfeited) Performance Cash payable hereunder (i.e., 200% of the base amount specified at the head of this Agreement to the extent not previously forfeited) shall immediately vest. Upon such occurrence, the vested Performance Cash shall be paid to you promptly.

(10) Nothing in this award shall confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or any subsidiary or affiliate to terminate your employment at any time. The Plan is discretionary in nature and any Awards made under the Plan are voluntary and occasional. No participant has any claim to be granted any Award or other benefits in lieu of any Award. Subject to applicable law, this Award and any

Performance Cash Award

January 27, 2010

payments in respect of this Award shall not be taken into account for purposes of determining any benefits under any benefit plan of the Company or any of its subsidiaries, or for any notice payment or payment in lieu of notice. The Company shall have no obligation to make any future grants of Awards under the Plan or otherwise to make any future Awards under the Plan as part of any participant’s annual compensation.

(11) You agree to pay the Company promptly, on demand, any withholding taxes due in respect of the Awards made hereunder. The Company may deduct such withholding taxes from any amounts owing to you by the Company or by any of its subsidiaries or affiliates.

(12) Your acceptance of this Award constitutes your agreement (i) to return immediately to the Company at its request any amounts which the Board of Directors has directed the Company to recover from you in accordance with the terms of the Executive Claw Back Policy as in effect on the date of this Award and (ii) to return immediately to the Company at its request an amount equal to the gross amount before any withholding or other deductions, and to cancel any Deferred Stock Awards, you received to settle this Award during the period commencing six months prior to termination of your employment and ending two years after your termination of employment if during such time period: (x) you disclose any Confidential Information to a third party outside the scope of your employment or (y) you compete, or you commence employment with or otherwise provide service to any person or entity which competes, with the Company or any of its subsidiaries or affiliates anywhere in the world in the research and development, manufacture, distribution or sale of any specialty chemicals or materials as determined by the Committee in its sole discretion, unless approved in writing by the then Chief Executive Officer of the Company. For purposes of this paragraph: “Confidential Information” means any information which is, or is designed to be, used in the business of the Company or any of its subsidiaries or affiliates or results from its or their research and/or development activities, (ii) is private or confidential in that it is not generally known or available to the public and (iii) gives the Company or any of its subsidiaries or affiliates an opportunity to obtain an advantage over competitors who do not know or use it.

Once Performance Cash vests as herein provided, it shall no longer be deemed to be Performance Cash, and your rights thereto shall not be subject to any restrictions under this Agreement or the Plan except as otherwise specifically set forth herein.

This grant and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. You and the Company agree that any and all disputes arising under this grant are to be resolved exclusively by courts sitting in Delaware. You and the Company irrevocably consent to the jurisdiction of such courts and agree not to assert by way of motion, as a defense, or otherwise, any claim that either you or the Company is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this grant and its terms may not be enforced in or by such court.

In the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

If you accept the terms and conditions set forth in this Agreement, please execute the enclosed copy of this letter where indicated and return it as soon as possible.

Performance Cash Award

January 27, 2010

Very truly yours,

CYTEC INDUSTRIES INC.

BY:
Secretary, Compensation and Management Development Committee

Enc.

ACCEPTED:

Employee Name:
Date:

4